Exhibit 10.3

TRANSITION AND SERVICES AGREEMENT

THIS TRANSITION AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as defined below), by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Timothy Cutt (“Service Provider”, and together with the Company, the “Parties”).

W I T N E S E T H

WHEREAS, Service Provider and the Company are party to that certain Employment Agreement, dated as of April 29, 2022 (the “Employment Agreement”);

WHEREAS, Service Provider and the Company are party to the following equity award agreements (collectively, the “Award Agreements”): (i) that certain Restricted Stock Unit Award Agreement, dated as of July 21, 2021, pursuant to which Service Provider was granted 24,590 time-based restricted stock units (“RSUs”) (such agreement, the “2021 RSU Award Agreement”); (ii) that certain Performance-Based Restricted Stock Unit Award Agreement, dated as of July 21, 2021, pursuant to which Service Provider was granted 24,590 performance-based restricted stock units (“PSUs”) (such agreement, the “2021 PSU Award Agreement”); (iii) that certain Restricted Stock Unit Award Agreement, dated as of April 29, 2022, pursuant to which Service Provider was granted 23,409 RSUs (such agreement, the “2022 RSU Award Agreement”, and together with the 2021 RSU Award Agreement, the “RSU Award Agreements”); and (iv) that certain Performance-Based Restricted Stock Unit Award Agreement, dated as of April 29, 2022, pursuant to which Service Provider was granted 35,113 PSUs (such agreement, the “2022 PSU Award Agreement”, and together with the 2021 PSU Award Agreement, the “PSU Award Agreements”); and

WHEREAS, Service Provider and the Company wish to resolve all matters related to Service Provider’s employment with the Company and the cessation thereof, and Service Provider’s continued service with the Company, in each case, on the terms and conditions expressed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Transition Period; Separation from Employment; Service Period.

(a) Transition Period. Service Provider and the Company agree that, effective as of January 24, 2023 (the “Resignation Date”), Service Provider shall resign as Chief Executive Officer of the Company. During the period commencing on the Resignation Date and ending on March 1, 2023 (such date, the “Transition Date”, and such period, the “Transition Period”), Service Provider shall continue to be employed by the Company as the Executive Chairman of the Board of Directors of the Company (the “Board”), and shall perform all of the duties required to fully and faithfully execute the position of Executive Chairman of the Board, and such other duties as may be reasonably requested by the Company, including, without limitation, (A) assisting the new Chief Executive Officer of the Company with his or her transition into such role, (B) assisting the Company’s management team with the process of finalizing and reporting earnings, and (C) reviewing and certifying the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(b) Separation from Employment. Service Provider and the Company agree that, effective as of the Transition Date, or such earlier date on which Service Provider’s employment as Executive Chairman of the Board is terminated by the Company for Cause (as defined in the Employment Agreement) or as a result of Service Provider’s resignation of employment as Executive Chairman of the Board (the actual date on which Service Provider’s employment as Executive Chairman of the Board terminates, the “Separation Date”), Service Provider’s employment with the Company shall terminate and Service Provider shall separate from Service Provider’s position with the Company and its subsidiaries and affiliates and from any and all other positions, roles, offices, or titles held by Service Provider with, at the direction of, or for the benefit of the Company and its subsidiaries and affiliates, and Service Provider hereby agrees to promptly execute such additional documentation as the Company may request to effectuate the foregoing; provided, that Service Provider shall continue to provide services to the Company as a member of the Board during the Service Period (as defined below) pursuant to the terms and conditions set forth herein. The Separation Date shall be the termination date of Service Provider’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its subsidiaries or affiliates.

(c) Service Period. Service Provider and the Company agree that, during the period commencing as of the Transition Date and ending on the earliest to occur of (i) the resignation date specified in a written notice of resignation delivered by Service Provider to the Board (which resignation date shall be no earlier than the date such written notice of resignation is delivered to the Board), (ii) the termination date specified in a written notice of termination approved by a majority of the members of the Board (exclusive, for the avoidance of doubt, of Service Provider for this purpose) and delivered to Service Provider (which termination date shall be no earlier than the date such written notice of termination is delivered to Service Provider), and (iii) any other date on which Service Provider ceases to serve on the Board for any reason (the “Service Period”), Service Provider shall serve as the Chairman of the Board, and shall perform all of the duties required to fully and faithfully execute the position of Chairman of the Board, and such other duties as may be reasonably requested by the Company (the “Services”). Upon the termination or expiration of the Service Period, Service Provider shall automatically cease to be a member of the Board (and any committee thereof) and, in connection therewith, if requested by the Company, Service Provider agrees to execute a written instrument evidencing that Service Provider has ceased to serve as a member of the Board, as of the date of such termination or expiration. Nothing in this Agreement shall create any obligation on the part of the Company or any equity holder of the Company to nominate or designate Service Provider for membership on the Board (or any committee thereof) or to vote in favor of any appointment of Service Provider as a member of the Board (or any committee thereof).

2. Compensation.

(a) Accrued Benefits. The Company shall pay to Service Provider, within thirty (30) days following the Separation Date (or such earlier date as may be required by applicable law), the following: (i) any unpaid base salary earned by Service Provider through the Separation Date, (ii) any unreimbursed business expenses incurred by Service Provider through the Separation Date, and (iii) any amounts or benefits due under any benefit plan, program or arrangement of the Company, in accordance with the terms contained therein.

(b) Retention Benefits. Notwithstanding anything to the contrary contained in the Employment Agreement, the Company and Service Provider acknowledge and agree that, subject to Service Provider’s (i) continued employment with the Company as the Executive Chairman of the Board through the Transition Date pursuant to Section 1(a) hereof, (ii) continued compliance with the terms and conditions set forth in this Agreement and with the Restrictive Covenants (as defined below), and (iii) re-execution and non-revocation of this Agreement pursuant to Section 3(g) hereof (collectively, the “Retention Conditions”), (A) during the Transition Period, Service Provider shall continue to be paid Service Provider’s base salary at the rate in effect as of the Resignation Date, (B) Service Provider shall be eligible to receive Service Provider’s annual bonus for fiscal year 2022, based on actual performance, pursuant to the Company’s applicable annual incentive plan, payable at the same time as such bonus is paid to other executive officers of the Company generally, but in no event later than March 15, 2023, and (C) Service Provider shall be eligible to receive payment of the prorata portion of Service Provider’s target annual bonus for fiscal year 2023, pursuant to the Company’s applicable annual incentive plan, determined based on the number of days that Service Provider remains employed by the Company as Executive Chairman of the Board during the Transition Period divided by 365, payable on March 31, 2023 (collectively, the “Retention Benefits”).

(c) Retainer. In consideration of Service Provider providing the Services, during the Service Period Service Provider shall be paid the compensation provided pursuant to the Company’s non-employee director compensation policy as in effect from time to time.

(d) Equity. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Employment Agreement, the Award Agreements or the Company’s 2021 Stock Incentive Plan, as may be amended from time to time (the “Plan”), Service Provider and the Company hereby acknowledge and agree that (i) any outstanding RSUs granted pursuant to the RSU Award Agreements shall continue to be eligible to vest following the Separation Date in accordance with the vesting provisions contained in the applicable RSU Award Agreement during the period in which Service Provider continues to provide services to the Company as a member of the Board pursuant to the terms and conditions set forth herein, and (ii) any outstanding PSUs granted pursuant to the PSU Award Agreements shall continue to be eligible to vest following the Separation Date in accordance with the vesting provisions contained in the applicable PSU Award Agreement during the period in which Service Provider continues to provide services to the Company as a member of the Board pursuant to the terms and conditions set forth herein.

(e) Reimbursement of Expenses. The Company shall reimburse Service Provider, subject to the Company’s expense reimbursement policies as in effect from time to time, for Service Provider’s reasonable and documented out-of-pocket expenses incurred in connection with Service Provider’s performance of the Services during the Service Period.

(f) No Other Benefits or Payments Due.

(i) By executing this Agreement, Service Provider acknowledges and agrees that (A) Service Provider is receiving valuable consideration in exchange for Service Provider’s execution of this Agreement to which Service Provider would not otherwise be entitled, (B) the acceptance of the Retention Benefits and attendant obligations as described in this Agreement is in consideration of Service Provider’s promises and undertakings as set forth in this Agreement, and (C) if Service Provider violates any of the Retention Conditions or any of the requirements and prohibitions set forth in this Agreement, Service Provider shall immediately forfeit and have no further rights to the Retention Benefits.

(ii) Service Provider agrees that after the Separation Date, Service Provider is entitled to no compensation or benefits from the Company other than as expressly set forth in this Section 2, and that Service Provider shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Service Provider’s employment or service or the cessation thereof, including, but not limited to, wages, deferred compensation, sick time, personal time, vacation, bonuses, expenses, equity interests, severance payments or benefits or payments in lieu of notice pursuant to the Employment Agreement unless otherwise set forth in this Agreement. Service Provider further agrees that, as of the Separation Date, the Company has satisfied all of its obligations to Service Provider, including, without limitation, pursuant to the Employment Agreement. The Company and Service Provider hereby acknowledge and agree that Service Provider shall not be eligible to receive any of the severance payments or benefits contemplated in Section 6.1.3 of the Employment Agreement.

3. General Release.

(a) As a material inducement to the Company to enter into this Agreement, and in consideration of Service Provider’s receipt of the payments and benefits set forth in this Agreement, Service Provider, on behalf of Service Provider and Service Provider’s agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting as his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Service Provider ever had, now has, or may hereafter claim to have against the Releasees, including, but not limited to, those related to or arising from Service Provider’s employment or service with the Company, the cessation thereof, the Employment Agreement, each of the Award Agreements, the Plan or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date of execution of this Agreement by Service Provider (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Service Provider’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Service Provider may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Service Provider Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Service Provider, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Service Provider’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters. Notwithstanding this General Release, Service Provider does not hereby release, waive or relinquish any of Service Provider’s rights arising out of this Agreement or to any benefit under any Company benefit plan accrued by Service Provider prior to the Separation Date. Additionally, Company and Service Provider agree that Service Provider will continue to be covered by any and all indemnification agreements, as well as any applicable Company directors’ and officers’ insurance policy, after the Separation Date. Further, Company and Service Provider agree that Service Provider is not releasing, waiving or relinquishing any right to payment under the terms of this Agreement.

(b) Except as provided in the terms and conditions of this Agreement, Service Provider acknowledges and agrees that the Company and its subsidiaries and affiliates have fully satisfied any and all obligations owed to Service Provider, and no further sums are owed to Service Provider by the Company or by any of the other Releasees at any time. Service Provider represents and warrants that Service Provider has not filed, and Service Provider will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.

(c) Notwithstanding the foregoing, nothing contained in this Agreement limits Service Provider’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Service Provider’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Service Provider, on Service Provider’s behalf, or by any other individual. However, to the maximum extent permitted by law, Service Provider agrees that if such a charge or complaint is made, Service Provider shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Service Provider’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

(d) Nothing in this Section 3 shall be deemed to release (i) Service Provider’s right to enforce the terms of this Agreement, or (ii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

(e) Service Provider hereby represents and warrants to the Releasees that Service Provider is the sole owner of any Claims that Service Provider may now have or in the past had against any of the Releasees and that Service Provider has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity. Service Provider represents that Service Provider has suffered no work-related injuries while providing services for the Company and represents Service Provider does not intend to file any claim for compensation for work-related injury. Service Provider further represents that Service Provider has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees. Service Provider represents that Service Provider has not reported any alleged improper conduct or activity to the Company or any of its subsidiaries or affiliates; that Service Provider has no knowledge of any such conduct or activity; and that Service Provider has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

(f) Service Provider acknowledges and agrees that (i) the Company has advised Service Provider that Service Provider should consult with an attorney prior to executing and re-executing this Agreement, as applicable, (ii) Service Provider has carefully read and fully understands all of the provisions of this Agreement, (iii) Service Provider is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Service Provider would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement, (iv) Service Provider has been given at least twenty-one (21) calendar days to consider the terms of this Agreement and, specifically, the General Release set forth in this Section 3, or has knowingly and voluntarily waived the right to do so, with the execution of this Agreement constituting a voluntary waiver, (v) Service Provider has been advised by the Company that Service Provider has the right to revoke this Agreement for a period of seven (7) days after executing this Agreement, and (vi) if Service Provider wishes to revoke this Agreement, Service Provider must do so in a writing, signed by Service Provider and received by Patrick Craine at pcraine@gulfport.com, no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period (if the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day). If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following Service Provider’s execution of this Agreement (the “Effective Date”). If Service Provider does not execute this Agreement or if Service Provider revokes such execution, this Agreement shall be null and void and neither the Company nor Service Provider shall have any rights or obligations under it.

(g) The Company’s obligations set forth in this Agreement, including, without limitation, payment of the Retention Benefits described in Section 2(b) hereof, are strictly contingent upon Service Provider’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Transition Date. Upon Service Provider’s re-execution of this Agreement (the “Re-Execution Date”), Service Provider advances to the Re-Execution Date Service Provider’s release of all Claims contained in the General Release. Service Provider acknowledges and agrees that Service Provider has been advised by the Company that Service Provider has the right to revoke Service Provider’s re-execution of this Agreement for a period of seven (7) days after the Re-Execution Date, and if Service Provider wishes to revoke Service Provider’s re-execution of this Agreement, Service Provider must do so in a writing, signed by Service Provider and received by Patrick Craine at pcraine@gulfport.com, no later than 5:00 p.m. local time on the seventh (7th) day of such revocation period (if the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day). If no such revocation occurs, the re-execution of this Agreement shall become effective on the eighth (8th) day following the Re-Execution Date. If Service Provider does not re-execute this Agreement or if Service Provider revokes such re-execution, this Agreement shall remain in full force and effect, but Service Provider shall have no rights to the Retention Benefits.

4. Covenants.

(a) Re-Affirmation of Restrictive Covenants. Service Provider hereby acknowledges and agrees that, as a material inducement for the Company to enter into this Agreement and as a condition of Service Provider’s receipt of the Retention Benefits, Service Provider hereby expressly reaffirms, acknowledges and agrees to continue to abide by those certain obligations contained in Sections 7, 8 and 9 of the Employment Agreement and any other restrictive covenants to which Service Provider is subject to or otherwise bound (collectively, the “Restrictive Covenants”), the provisions of which are hereby fully incorporated herein by reference. Service Provider acknowledges that Service Provider has read and understands the terms of the Restrictive Covenants, including, specifically, the scope and duration thereof. Service Provider further agrees and acknowledges that the Restrictive Covenants shall survive the Separation Date and shall remain in full force and effect in accordance with all of the terms and conditions thereof.

(b) Non-Disparagement. Service Provider shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputations, practices, or conduct of any member of the Company or any of its subsidiaries or affiliates. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing in this Agreement shall prevent Service Provider from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Service Provider has reason to believe is unlawful.

(c) Return of Property. Service Provider agrees that, as of the Separation Date, Service Provider will have shipped (at the Company’s expense) or returned to the Company all property of the Company in whatever form, including, without limitation, (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate or subsidiary of the Company (or business dealings thereof) that are in Service Provider’s possession, subject to Service Provider’s control or held by Service Provider for others; and (ii) all property or equipment that Service Provider has been issued by the Company or any affiliate or subsidiary of the Company during the course of Service Provider’s employment or property or equipment thereof that Service Provider otherwise possesses, including, without limitation, any vehicles, computers, cellular phones, pagers and other devices. Service Provider acknowledges that Service Provider is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate or subsidiary of the Company. Service Provider further agrees that Service Provider will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any affiliate or subsidiary of the Company that has been or is inadvertently directed to Service Provider following the Separation Date, or that Service Provider discovers is within Service Provider’s possession.

(d) Cooperation. Service Provider agrees to be available and (i) cooperate truthfully and completely with the Company in any internal investigation or administrative, regulatory or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Service Provider’s employment with the Company or about which the Company otherwise believe Service Provider may have relevant information, including, but not limited to, appearing at interviews and/or depositions in all legal matters, including, but not limited to, regulatory and litigation proceedings relating to Service Provider’s employment or area of responsibility at the Company, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings; provided, that the Company will reimburse Service Provider for all reasonable travel expenses, including lodging and meals incidental to such testimony or interviews, and (ii) cooperate fully with law enforcement and regulatory agencies in all matters dealing with Service Provider’s employment with the Company.

5. Independent Contractor Status. Service Provider acknowledges and agrees that, in Service Provider’s capacity as a member of the Board (or any committee thereof) during the Service Period, Service Provider’s status at all times shall be that of an independent contractor. The Parties hereby acknowledge and agree that all amounts paid pursuant to Section 2(c) hereof shall represent fees for services as an independent contractor and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Service Provider also agrees that, during the Service Period, Service Provider shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company and its subsidiaries and affiliates.

6. Tax Consequences. During the Transition Period, the Parties agree that the Company shall be entitled to withhold any amounts required to be withheld in respect of federal, state or local taxes with respect to any amounts payable to Service Provider hereunder. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Service Provider or made on Service Provider’s behalf under the terms of this Agreement. Service Provider further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Service Provider’s failure to pay or the Company’s failure to withhold, or Service Provider’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

7. Consultation with Attorney; Voluntary Agreement. The Company advises Service Provider to consult with an attorney of Service Provider’s choosing prior to signing this Agreement. Service Provider understands and agrees that Service Provider has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 3 hereof, with an attorney. Service Provider also understands and agrees that Service Provider is under no obligation to consent to the General Release. Service Provider acknowledges and agrees that the rights and payments set forth in this Agreement are sufficient consideration to require Service Provider to abide with Service Provider’s obligations under this Agreement, including, but not limited to, the General Release. Service Provider represents that Service Provider has read this Agreement, and understands its terms and that Service Provider enters into this Agreement freely, voluntarily, and without coercion. Service Provider acknowledges that Service Provider (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made Service Provider’s own investigation of the facts and is relying solely upon Service Provider’s own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

8. Non-Admission of Liability. The Parties understand and agree that their execution of this Agreement shall not in any way constitute or be construed as an admission of liability under any federal, state or local law whatsoever by either Party, their successors or any related parties.

9. Section 409A.

(a) Compliance. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Service Provider’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) Reimbursement and In-kind Benefits. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Service Provider, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c) Section 409A Payment Date. Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Service Provider’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Service Provider’s death or (B) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Service Provider (or Service Provider’s estate, if applicable) until the Section 409A Payment Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon Service Provider’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Service Provider on account of non-compliance with Section 409A.

10. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Oklahoma, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.

11. Dispute Resolution. All disputes relating to or arising from this Agreement (including, but not limited to, the arbitrability thereof), Service Provider’s employment or service with the Company, the Employment Agreement or the Award Agreements shall be resolved in accordance with Section 13 of the Employment Agreement.

12. Entire Agreement. This Agreement, together with the Restrictive Covenants and Section 13 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Service Provider agrees that Service Provider is not relying on any representations outside this Agreement. The Parties agree that the Employment Agreement (other than Sections 7, 8, 9 and 13 thereof) is superseded by this Agreement and of no further force or effect, and that the General Release in Section 3 hereof encompasses any and all claims under the Employment Agreement and the Award Agreements unless expressly provided otherwise in this Agreement.

13. Amendment ; No Waiver. This Agreement may be modified or amended only by a written instrument signed by Service Provider and an authorized officer of the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. Service Provider may not assign this Agreement or any part hereof, and any purported assignment by Service Provider shall be null and void from the initial date of the purported assignment.

15. Drafting; Headers. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either Party because that Party drafted or caused that Party’s legal representative to draft any of its provisions. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

17. Third Party Beneficiaries. Each Releasee that is not a signatory hereto shall be a third-party beneficiary of Service Provider’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

SERVICE PROVIDER

/s/ Timothy Cutt		January 24, 2023
Timothy Cutt		Date

GULFPORT ENERGY CORPORATION

/s/ Patrick Craine		January 24, 2023
(Signature)		Date

Name:	Patrick Craine

Title:	Chief Legal and Administrative Officer

NOT TO BE RE-EXECUTED
PRIOR TO THE TRANSITION DATE

SERVICE PROVIDER

Timothy Cutt		Date

[Signature Page to Transition and Services Agreement]